UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2024

HARROW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Woodmont Blvd., Suite 610
Nashville, Tennessee	37205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock, $0.001 par value per share	HROW	The Nasdaq Stock Market LLC
8.625% Senior Notes due 2026	HROWL	The Nasdaq Stock Market LLC
11.875% Senior Notes due 2027	HROWM	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2024 (the “Effective Date”), the board of directors (the “Board”) of Harrow, Inc. (the “Company”), following the recommendation of the Nomination and Corporate Governance Committee of the Board, expanded the size of the Board from four members to six and elected Adrienne L. Graves, Ph.D. and Lauren P. Silvernail to serve as members of the Board, effective immediately. Dr. Graves and Mrs. Silvernail shall serve until the 2024 annual meeting of the stockholders of the Company and thereafter until their respective successor has been duly elected and qualified, or until their earlier death, resignation or removal. The Board has not named Dr. Graves or Mrs. Silvernail to any committees of the Board.

Dr. Graves, age 70, has a strong background in ophthalmology, with extensive experience in pharmaceutical development and commercialization. She previously served as President and Chief Executive Officer of Santen Inc., the United States subsidiary of a publicly traded Japanese pharmaceutical company, from 2002 to 2010 and as Senior Vice President of Worldwide Clinical Development (U.S., Europe, and Japan) from 1995 to 2002. Dr. Graves has served as a member of the boards of directors of Ocular Therapeutix, Inc., a biopharmaceutical company, since July 2023; Nicox S.A., a French ophthalmology company, since 2014, and Surface Ophthalmics, Inc., since 2018, a development stage ophthalmology pharmaceutical company. Previously, Dr. Graves served as a member of the board of directors of IVERIC bio, Inc., a biopharmaceutical company, from late 2018 to 2021 and as the chairman of IVERIC’s board from 2021 to 2023; Greenbrook TMS Inc., a Canadian neurology and medical device company, since 2018 to 2023; Oxurion NV, a Belgian biopharmaceutical company, from 2018 until 2023; Akorn Inc., a pharmaceutical company, from 2012 until late 2018; and TearLab Corporation (now Trukera Medical), a biopharmaceutical company, from 2005 until early 2018. Dr. Graves received a B.A. in psychology from Brown University and a Ph.D. in psychobiology from the University of Michigan and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

Mrs. Silvernail, age 65, is a financial and strategic advisor to boards of directors and corporate management teams. From 2018 to 2022, she was Chief Financial Officer and Executive Vice President, Corporate Development of Evolus, Inc., an aesthetic medicines company. Prior to that time, Mrs. Silvernail served as the Chief Financial Officer and Chief Business Officer of Revance Therapeutics, Inc., a development stage aesthetic medicine company, from late 2015 to 2018 and as Chief Financial Officer and Executive Vice President, Corporate Development from 2013 to 2015. From 2003 to 2012, Mrs. Silvernail was Chief Financial Officer and Vice President of Corporate Development at ISTA Pharmaceuticals, Inc., a commercial pharmaceutical company that was acquired by Bausch and Lomb. From 1995 to 2003, Mrs. Silvernail served in various operating and corporate development positions with Allergan, a pharmaceutical company, including Vice President, Business Development. Prior to joining Allergan, Mrs. Silvernail worked at Glenwood Ventures, an investment firm, as a General Partner. She currently serves on the board of directors and as chair of the audit committee at Harpoon Therapeutics, Inc., an immuno-oncology company that was recently acquired by Merck. In addition, she serves on the board of directors, as a member of the audit and compensation committees and as the chair of the corporate governance committee of Nicox S.A. Mrs. Silvernail holds a B.A. in Biophysics from the University of California, Berkeley and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

There are no arrangements or understandings between Dr. Graves, Mrs. Silvernail and any other person pursuant to which they were elected as directors. There are no transactions in which Dr. Graves and Mrs. Silvernail have an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended. In accordance with the Company’s non-employee director compensation policy, the Company will compensate Dr. Graves and Mrs. Silvernail in the same manner as the Company’s other non-employee directors. Information with respect to director compensation is set forth in the definitive proxy statement for the Company’s 2023 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 28, 2023.

In connection with their election, Dr. Graves and Mrs. Silvernail have entered into the Company’s standard form of Indemnification Agreement. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Graves and Mrs. Silvernail for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their service as a director of the Company.

A copy of the press release announcing the election of Dr. Graves and Mrs. Silvernail to the Board is filed as Exhibit 99 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99	Press Release of Harrow, Inc. dated January 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW, INC.

Dated: January 29, 2024	By:	/s/ Andrew R. Boll
Andrew R. Boll
Chief Financial Officer